May 30th, 2012

To: Ashumi Kothary

Re: Employment Offer Letter

Dear Ashumi:

On behalf of BOLDFACE licensing + branding (the “Company”), I am pleased to present to you this employment offer. The terms of this employment offer, should you accept this opportunity, are as set forth below:

1.      Role and Duties. Effective as of the date of this letter you will serve as CFO.

2.      Compensation. You will receive an annual salary of One hundred and twenty five thousand dollars ($125,000), less applicable withholding, which will be paid in accordance with the Company’s prevailing payroll procedures and will be paid every two weeks $4,807.69.

3.      Business Expenses. You will be reimbursed for reasonable out-of-pocket expenses incurred by you at the request of the Company in connection with your employment under this Agreement; provided that you obtain prior approval from the Company and submit to the Company receipts for any such expenses.

4.      At-Will Employment. Your employment relationship with the Company will be “at will,” meaning that either you or the Company may terminate such employment at any time and for any reason, with or without advance notice. Any contrary representations that may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term, and the “at will” nature of your relationship with the Company may only be changed in an express written agreement signed by you and a duly representative of the Company.

5.      Vacation, Holidays and Sick Leave. You will be entitled to paid vacation, paid holidays and sick leave. Vacation will receive two weeks vacation that will be accrued annually for continuous service and subject to approval of time. Paid holidays are listed in the company handbook. Sick leave is limited to five days in a calendar year.

6.      Restrictive Covenants. Non Disclosure of Trade Secrets and/or Confidential Information. As a condition to your employment with the Company, you agree to enter into the Employment, Confidential Information and Intellectual Property Assignment Agreement (the “Proprietary Information Agreement”), in the form attached hereto as Exhibit A.

7.      Miscellaneous.

(a) Representations and Warranties. As an inducement to the Company to present you with this Letter, you hereby represent and warrant to the Company as of the date of this Letter that: (i) you are not currently providing services (as an employee or otherwise) to any other person or entity whose business is reasonably similar to the business of the Company; (ii) you have never been convicted of any felony or other crime involving moral turpitude or dishonesty; and (iii) there do not currently exist any facts or circumstances that could reasonably be expected to interfere with your ability to perform your duties to, or on behalf of, the Company, or which could reasonably be expected to cause an unreasonable administrative or other burden on the Company.

(b) Notices. Any notice required or permitted to be given under this Letter shall be sufficient if in writing and if delivered personally or sent by registered or certified mail to you or to the Company, to the attention of the Company’s management.

(b) Successors and Assigns. When countersigned below, the terms of this Letter will be binding upon and inure to the benefit of you and the Company and its successors and assigns.

(c) Governing Law; Arbitration. The obligations of this Letter will be governed by and construed in accordance with the laws of the State of California without regard to conflicts of laws principles that would require the application of any other law. Upon the occurrence of any dispute or disagreement between you and Company arising out of or in connection with any term or provision of this Letter, the subject matter hereof, or the interpretation or enforcement hereof (the “Dispute”), you shall engage in informal, good faith discussions with the Company and attempt to resolve the Dispute. If you and the Company are unable to resolve the Dispute, then the Company may submit the Dispute to final and binding arbitration in Los Angeles, California, administered by JAMS, or its successor, in accordance with the rules and procedures of JAMS then in effect.

(d) Severability. If for any reason any portion of this Letter is held invalid or unenforceable, it is agreed that the same shall not affect the validity or enforceability of the remainder.

(e) Entire Agreement. This Letter contains the entire agreement between you and the Company with respect to this subject matter hereof and supersedes all previous agreements. No officer, employee, or representative of the Company has any authority to make any representation or promise in connection with the subject matter of this Letter that is not contained herein, and you represent and warrant that you have not executed this Letter in reliance upon any such representation or promise. No modification of this Letter will be valid unless made in writing and signed by you and the Company.

(f) Counterparts. This Letter may be executed in one or more counterparts, any of which may be executed and transmitted by facsimile, each of which shall be deemed to be an original of this Letter, but all of which together shall constitute one agreement.

(g) Withholding. All payments made pursuant to this Letter will be subject to such withholding tax as may be required by Federal, state or local governments.

(h) Tax Consequences. The Company makes no representations or warranties to you with respect to any tax, economic or legal consequences of this Letter or any payments or other benefits provided hereunder.

(i) Survival. The provisions of Sections 6, 7 and 8 shall survive any termination of your employment.

************************************

On behalf of the Company, I am delighted to extend you this employment offer and look forward to working with you. To indicate your acceptance of this employment offer, please sign and date this Letter in the space provided below and return it to me, along with a signed and dated copy of the Proprietary Information Agreement.

Very truly yours,

BOLDFACE LICENSING + BRANDING

By:	/s/ Nicole Ostoya
Name: Nicole Ostoya
Title: CEO

AGREED:

/s/ Ashumi Kothary

Ashumi Kothary

Address:

EXHIBIT A

BOLDFACE licensing + branding

Confidential Information and Intellectual Property Assignment Agreement

As a condition of my employment with BOLDFACE licensing + branding, its subsidiaries, affiliates, successors or assigns (together, the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree as of May 30th, 2012 to the following terms under this Confidential Information and Intellectual Property Assignment Agreement (the “Intellectual Property Agreement”):

1. Employment.

(a) I understand and acknowledge that my employment with the Company is for an unspecified duration and constitutes “at-will” employment. I acknowledge that this employment relationship may be terminated at any time, for any reason, at the option either of the Company or myself, with or without advance notice.

(b) I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation, consulting or other business activity related to the business in which the Company is now involved or becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to the Company.

2. Confidential Information.

(a) Company Information. I agree at all times during the term of my employment (my “Relationship with the Company”) and thereafter to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person or entity without written authorization of a duly authorized officer of the Company, any Confidential Information of the Company. I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets, strategy or know-how, including, but not limited to, any personal information regarding the Company’s members, managers, officers, directors or stockholders, research, product plans, products, services, member lists and members, customer lists and customers, partner lists and partners, counterparties (including, but not limited to, members, customers, partners or counterparties of the Company on whom I called or with whom I became acquainted during my Relationship with the Company), markets, works of original authorship, photographs, negatives, digital images, software, computer programs, know-how, ideas, developments, inventions (whether or not patentable), processes, formulas, contests, technology, designs, drawings, engineering, hardware configuration information, forecasts, strategies, marketing, finances or other business information disclosed to me by (or obtained by me from) the Company either directly or indirectly in writing, orally, or otherwise.

(b) Other Employer Information. I agree that I will not, during my Relationship with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(c) Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or entity or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

3. Intellectual Property.

(a) Assignment of Intellectual Property. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any original works of authorship, inventions, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright, patent, trademark or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during my Relationship with the Company (collectively referred to as “Intellectual Property”) and which (i) are developed using the equipment (including, without limitation, any computer provided to me by the Company), supplies, facilities or Confidential Information of the Company, (ii) result from or are suggested by work performed by me for the Company, or (iii) relate to the business, or to the actual or demonstrably anticipated research or development of the Company. Any Intellectual Property will be the sole and exclusive property of the Company. I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my Relationship with the Company and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. To the extent any Intellectual Property is not deemed to be work for hire, then I will and hereby do assign all my right, title and interest in such Intellectual Property to the Company, except as provided in Section 3(e).

(b) Patent, Copyright and Trademark Registrations. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Intellectual Property and any copyrights, patents, trademarks or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary or advisable in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Intellectual Property, and any copyrights, patents or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Intellectual Property Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my assistance in perfecting the rights transferred in this Intellectual Property Agreement, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and on my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me. The designation and appointment of the Company and its duly authorized officers and agents as my agent and attorney in fact shall be deemed to be coupled with an interest and therefore irrevocable.

(c) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Intellectual Property made by me (solely or jointly with others) during my Relationship with the Company. The records will be in the form of notes, sketches, drawings, and works of original authorship, photographs, negatives, digital images or any other format that may be specified by the Company from time to time. The records will be available to and remain the sole property of the Company at all times.

(d) Intellectual Property Retained and Licensed. I provide below a list of all original works of authorship, inventions, developments, improvements, and trade secrets which were made by me prior to my Relationship with the Company (collectively referred to as “Prior Intellectual Property”), which belong to me, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there is no such Prior Intellectual Property. If in the course of my Relationship with the Company, I incorporate into Company property any Prior Intellectual Property owned by me or in which I have an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Intellectual Property as part of or in connection with such Company property.

Prior Intellectual Property:

Identifying Number
Title	Date	or Brief Description

(e) Exception to Assignments. I understand that the provisions of this Intellectual Property Agreement requiring assignment of Intellectual Property to the Company are limited to Section 2870 of the California Labor Code, which is attached hereto as Appendix A, and do not apply to any intellectual property that (i) I develop entirely on my own time; and (ii) I develop without using Company equipment, supplies, facilities, or trade secret information; and (iii) do not result from any work performed by me for the Company; and (iv) do not relate at the time of conception or reduction to practice to the Company’s current or anticipated business, or to its actual or demonstrably anticipated research or development. Any such intellectual property will be owned entirely by me, even if developed by me during the time period in which I am employed by the Company. I will advise the Company promptly in writing of any intellectual property that I believe meet the criteria for exclusion set forth herein and are not otherwise disclosed pursuant to Section 3(d) above.

(f) Return of Company Documents. I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, re-create or deliver to anyone else) any and all works of original authorship, photographs, negatives, digital images, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment (including, without limitation, any computer provided to me by the Company), other documents or property, or reproductions of any of the aforementioned items developed by me during my Relationship with the Company or otherwise belonging to the Company, its successors or assigns.

4. Notification of New Employer. In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer or consulting client about my rights and obligations under this Intellectual Property Agreement.

5. Representations. I represent that my performance of all the terms of this Intellectual Property Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my Relationship with the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Intellectual Property Agreement.

6. Arbitration and Equitable Relief.

(a) Arbitration. Except as provided in Section 6(b) below, I agree that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Intellectual Property Agreement, shall be settled by arbitration before a single arbitrator to be held in Los Angeles, California, in accordance with the rules then in effect of JAMS. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

(b) Equitable Remedies. Each of the Company and I agree that disputes relating to or arising out of a breach of the covenants contained in this Intellectual Property Agreement would likely require injunctive relief to maintain the status quo of the parties pending the appointment of an arbitrator pursuant to this Intellectual Property Agreement. The parties hereto also agree that it would be impossible or inadequate to measure and calculate the damages from any breach of the covenants contained in this Intellectual Property Agreement prior to resolution of any dispute pursuant to arbitration. Accordingly, pursuant to C.C.P. §1281.8(b), if either party claims that the other party has breached any covenant of this Intellectual Property Agreement, that party will have available, in addition to any other right or remedy, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and/or to specific performance of any such provision of this Intellectual Property Agreement pending resolution of the dispute through arbitration. The parties further agree that no bond or other security shall be required in obtaining such equitable relief and hereby consents to the issuance of such injunction and to the ordering of specific performance. However, upon appointment of an arbitrator, the arbitrator shall review any interim, injunctive relief granted by a court of competent jurisdiction and shall have the discretion, jurisdiction, and authority to continue, expand, or dissolve such relief pending completion of the arbitration of such dispute or controversy. The parties agree that any orders issued by the arbitrator may be enforced by any court of competent jurisdiction if necessary to ensure compliance by the parties.

7. General Provisions.

(a) Governing Law; Consent to Personal Jurisdiction. This Intellectual Property Agreement will be governed by the laws of the State of California as they apply to contracts entered into and wholly to be performed within such State, without regard to conflicts of law principles thereof. I hereby expressly consent to the exclusive personal jurisdiction and venue of the state and federal courts located in Los Angeles County, California for any lawsuit under Section 6(b) arising from or relating to this Intellectual Property Agreement.

(b) Entire Agreement. This Intellectual Property Agreement, including the appendix hereto, sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification of or amendment to this Intellectual Property Agreement, nor any waiver of any rights under this Intellectual Property Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Intellectual Property Agreement.

(c) Severability. If one or more of the provisions in this Intellectual Property Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(d) Successors and Assigns. This Intellectual Property Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has executed this Intellectual Property Agreement as of the date first above written.

[Name]

[Address]

[City, State, Zip]

Acknowledged:

BOLDFACE licensing + branding

By:
Name: Nicole Ostoya
Title: CEO

APPENDIX A

California Labor Code Section 2870. Application of provision that employee shall assign or offer to assign rights in invention to employer.

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.